EXHIBIT 99.1
Mild Winter Affects TVA Finances During First Quarter
     MEMPHIS — Mild winter weather in the Tennessee Valley during the first quarter of the 2007 fiscal year adversely impacted TVA’s preliminary financial results for the quarter, TVA President and CEO Tom Kilgore said today.
     In the president’s report to the TVA Board at its meeting in Memphis, Kilgore said operating revenues for the three-month period that ended Dec. 31, 2006 are estimated to be $95 million lower than planned, and net income is estimated to be $46 million less than planned.
     Kilgore said, however, that lower operating expenses and lower capital expenditures during the first quarter will help offset the projected lower revenue and net income. TVA projects operating and maintenance expenses to be $20 million less than planned, and capital expenditures are projected to be $41 million less than planned.
     Financial results for the first quarter will be final in mid-February when TVA expects to file its first quarter financial report on Form 10-Q with the Securities and Exchange Commission.
     The president’s report to the Board will be posted on TVA’s website at www.tva.com/finance today. After 5 p. m. EST Friday, Jan. 26, the public can watch and listen to the Board meeting via archived video and audio files at www.tva.com/news. These files will be available for at least one month.
     TVA is the nation’s largest public power provider and is completely self financed. TVA provides power to large industries and 158 power distributors that serve approximately 8.6 million consumers in seven southeastern states. TVA also manages the Tennessee River and its tributaries to provide multiple benefits, including flood damage reduction, navigation, water quality and recreation.
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Media Contact:	TVA News Bureau, Knoxville, (865) 632-6000
www.tva.com/newsroom
(Mailed/faxed January 25, 2007)